Exhibit 10.1

SECOND AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

PLANAR SYSTEMS, INC.

PARTIES:	Planar Systems, Inc.	(“Company”)
1195 NW Compton Drive
Beaverton, OR 97006

	Gerald Perkel	(“Executive”)
1745 South Shore Blvd.
Lake Oswego, OR 97034

DATE:	March 2, 2015

RECITAL:

WHEREAS, the Company and Executive previously entered into an executive employment agreement dated as of September 26, 2005, which was subsequently amended and restated as of December 31, 2008; and

WHEREAS, the Company wishes to continue to benefit from the services of Executive and the parties wish to enter into this Agreement.

AGREEMENT:

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Board” shall mean the Board of Directors of the Company.

1.2 “Cause” shall mean any of the following: (i) Executive’s fraud or misrepresentation; (ii) Executive’s theft or embezzlement of Company assets; (iii) Executive’s intentional violation of law involving moral turpitude; (iv) Executive’s continued failure to satisfactorily perform the duties reasonably assigned to Executive, for a period of thirty (30) days after a written demand for such satisfactory performance that specifically and with reasonable detail identifies the manner in which it is alleged that Executive has not satisfactorily performed such duties, provided, however, that no termination for Cause pursuant to this subparagraph (iv) will be effective until after Executive, together with Executive’s counsel, has had an opportunity to be heard before the Board; and (v) any material breach of this Agreement that, if curable, has not been cured within thirty (30) days after written notice to Executive of such breach.

1.3 “Change in Control” shall mean the occurrence of any of the following events:

1.3.1 The approval by the Company’s shareholders of a merger or consolidation to which the Company is a party, if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation would have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation;

1.3.2 The acquisition (other than directly from the Company) by any person or entity, or group of associated persons or entities acting in concert, of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing twenty-five percent (25%) or more of the total combined voting power of the Company’s then issued and outstanding securities;

1.3.3 The approval by the Company’s shareholders of the sale of all or substantially all of the assets of the Company to any person or entity that is not a wholly owned subsidiary of the Company;

1.3.4 The approval by the Company’s shareholders of any plan or proposal for the liquidation of the Company; or

1.3.5 A change in the Board with the result that the members of the Board on the effective date hereof (the “Incumbent Directors”) no longer constitute a majority of such Board, provided that any person becoming a director whose election or nomination for election was supported by a majority of the Incumbent Directors shall be considered an Incumbent Director for purposes hereof.

1.4 “Company” shall mean Planar Systems, Inc. and any successor in interest by way of consolidation, operation of law, merger or otherwise.

1.5 “Disability” shall mean Executive’s absence from Executive’s duties with the Company on a full-time basis for a continuous period of five (5) months as a result of Executive’s incapacity due to physical or mental illness, unless, within thirty (30) days after Notice of Termination (as defined in Section 4.1) is given to Executive following such absence, Executive shall have returned to the full-time performance of Executive’s duties.

1.6 “Good Reason” shall mean a good-faith determination by Executive, in Executive’s reasonable judgment, that any one or more of the following events has occurred, without Executive’s express written consent:

1.6.1 A change in Executive’s responsibilities, titles or offices, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions, or causing or requiring Executive to report to anyone other than the Board, which has the effect of materially diminishing Executive’s responsibility or authority, or Executive remains CEO of the Company but the Company becomes a subsidiary or division of a corporation or other business entity;

1.6.2 A reduction by the Company in Executive’s Base Salary or target bonus, or any failure to pay Executive, when due, any compensation or benefits to which Executive is entitled;

1.6.3 A requirement by the Company that Executive be based anywhere other than within 25 miles of Beaverton, Oregon;

1.6.4 Without replacement by plans, programs or arrangements that, taken as a whole, provide benefits to Executive at least reasonably comparable to those discontinued or adversely affected, (i) the Company’s failure to continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan, program or arrangement in which Executive was participating immediately prior to a Change in Control, or (ii) the taking of any action by the Company that would materially adversely affect Executive’s participation in or materially reduce Executive’s benefits under any of such plans, programs or arrangements;

1.6.5 The Company’s failure to obtain an agreement, reasonably satisfactory to Executive, from any successor or assign of the Company to assume and agree to perform this Agreement; or

1.6.6 Any material breach of this Agreement by the Company that is not remedied for a period of thirty (30) days following written notice by Executive to the Company, which notice specifically identifies the nature of the breach.

1.7 “Plan” shall mean any compensation plan such as an incentive, stock option or restricted stock plan; any employee benefit plan such as a thrift, pension, profit-sharing, medical, disability, accident, life insurance or relocation plan or policy; or any other plan, program or policy of the Company intended to benefit its employees.

ARTICLE 2

EMPLOYMENT, DUTIES AND TERM

2.1 Employment. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Executive in the position of President and Chief Executive Officer, and Executive accepts such employment effective as of September 26, 2005 (the “Effective Date”).

2.2 Duties. Executive shall devote his full-time and reasonable best efforts to the Company and to fulfilling the duties of his position, which shall include all duties commonly incident to the offices of President and Chief Executive Officer, including, but not limited to, supervision and direction of Company operations, personnel and financial matters, reports to the Board concerning all phases of the operation of the Company and maintenance of all records sufficient to meet the reporting requirements of the Company, and such other duties as may from time to time be assigned to him by the Board. Executive shall have authority consistent with his position and such additional authority as may reasonably be required to fulfill his assigned duties. Executive shall comply with the Company’s policies and procedures to the extent that they are not inconsistent with this Agreement, in which case the provisions of this Agreement shall prevail.

2.3 Term. The term of this Agreement (the “Term”) shall begin on the date hereof and remain in effect until the earlier of: (i) termination pursuant to Article 4 of this Agreement or (ii) the third anniversary of the date hereof; provided, however, that commencing on the third anniversary of the date hereof and each anniversary thereafter, the Term shall automatically be extended for one additional year unless at least 90 days prior to such anniversary, Executive or the Company shall have given notice to the other that the Term shall not be extended. Upon notice to Executive pursuant to this Section 2.3 that the Term of this Agreement shall not be extended, Executive shall be deemed to have been terminated by the Company without Cause and shall be entitled to the benefits provided for in Section 4.2.2. Notwithstanding termination of this Agreement pursuant to this Section 2.3 or Section 4.1, this Agreement shall continue for the purpose of determining and enforcing Executive’s rights hereunder.

2.4 Board Membership. The Company shall appoint Executive to the Board to serve until the next Board election, and shall nominate Executive and use its best efforts to obtain Executive’s reelection to the Board by the Company’s shareholders at the next annual meeting of shareholders and thereafter as long as Executive is President and Chief Executive Officer of the Company.

ARTICLE 3

COMPENSATION AND EXPENSES

3.1 Base Salary. Beginning on the Effective Date, the Company shall pay Executive a base salary at a rate of four hundred thirty thousand dollars ($430,000) annually (the “Base Salary”). The Company shall pay Executive in approximately equal monthly amounts pursuant to its standard payroll schedule. Executive’s performance and the amount of his Base Salary shall be reviewed annually and the Base Salary may be increased from time to time by the Board. All amounts paid to Executive under this Agreement shall be reduced by such amounts as are required by law to be withheld.

3.2 Bonus. Executive shall be eligible to participate in the Company’s Executive Bonus Program. Such program shall, for Executive, be calculated based upon financial and management objectives established for the Company and Executive by the Board, on a basis consistent with objectives for other senior management of the Company, that will establish an annual bonus “target” of one hundred twenty-five percent (125%) of the Base Salary if target performance is achieved (the “Annual Bonus”); provided, however, that Executive’s Annual Bonus for fiscal year 2006 shall not be less than two hundred fifty-eight thousand dollars ($258,000). Any Annual Bonus earned by Executive shall be paid no later than 2.5 months after the end of the calendar year in which the Annual Bonus was earned.

3.3 Stock Grant. Upon execution of this Agreement or within ten (10) days thereafter, the Company shall grant Executive one hundred sixty thousand (160,000) shares of the Company’s no-par-value common stock (the “Shares”). Ten thousand (10,000) of the Shares shall vest immediately. Seventy-five thousand (75,000) of the Shares shall vest upon achievement of the $10 Stock Price Target (as defined below), and the remaining seventy-five thousand (75,000) of the Shares shall vest upon achievement of the $12 Stock Price Target (as defined below). The “$10 Stock Price Target” means the average daily closing price of the Company’s common stock on the NASDAQ Stock Market over any forty (40) consecutive trading day period exceeds $10. The “$12 Stock Price Target” means the average daily closing price of the Company’s common stock on the NASDAQ Stock Market over any forty (40) consecutive trading day period exceeds $12. The respective Stock Price Target shall be deemed to have been achieved if (i) there has been a Change in Control transaction (while Executive is employed by the Company or within 90 days after Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason) in which shareholders of the Company receive per-share proceeds having a value in excess of the target amount or (ii) Executive is terminated by the Company without Cause or Executive terminates his employment for Good Reason and the Stock Price Target has been achieved with respect to the fifteen (15) trading day period immediately preceding the date the Notice of Termination is provided. Except as otherwise stated herein, the grant of such Shares shall be subject to the terms and conditions of the Planar Systems, Inc. Restricted Stock Award Agreement in the form attached hereto as Exhibit A. Subject to the terms of this Section 3.3, any unvested Shares shall be forfeited upon the earlier of termination of employment or three (3) years from the date of grant. In the event that there is a Change in Control within 90 days after Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason and the Stock Price Target is deemed satisfied by the terms of this Section 3.3 but the Shares were forfeited to the Company upon Executive’s employment termination pursuant to the terms of this Section 3.3 (because the Change in Control had not occurred at the time of employment termination), the Company shall pay Executive the value of the forfeited Shares based on the per-share proceeds payable to the shareholders of the Company.

3.4 Stock Options. Upon execution of this Agreement or within ten (10) days thereafter, the Company shall grant Executive a nonqualified stock option (the “Option”) to purchase two hundred forty thousand (240,000) shares of the Company’s no-par-value common stock with an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Stock Market on the last trading day prior to Executive’s signing this Agreement. The Option shall vest as follows: twenty-five percent (25%) on September 29, 2006, and six and one-quarter percent (6.25%) on the last day of each fiscal quarter thereafter beginning with the quarter ending December 29, 2006. Except as otherwise stated herein, the Option and the shares purchased pursuant to the Option shall be subject to the terms and conditions of the Planar Systems, Inc. Nonqualified Stock Option Agreement in the form attached hereto as Exhibit B.

3.5 Benefits. Executive shall be entitled to receive such insurance and other employment benefits as are available to other executive officers of the Company, under the same terms and conditions applicable to such other executive officers, except that Executive shall be entitled to up to $500,000 of supplemental life insurance with the cost borne by the Company, provided Executive qualifies for such supplemental insurance under evidence of insurability requirements. The employment benefits available to the executive officers of the Company may change from time to time or may be eliminated by the Company.

3.6 Business Expenses. The Company shall, in accordance with and to the extent of its policies in effect from time to time, reimburse all ordinary and necessary business expenses reasonably incurred by Executive in performing his duties as an employee of the Company, provided that Executive accounts promptly for such expenses to the Company in the manner prescribed from time to time by the Company.

3.7 Vacation/Sick Leave. Executive shall be immediately credited with forty (40) hours of paid time off (“PTO”), which may be used at Executive’s discretion at any time after the Effective Date. Except as provided herein, Executive shall be entitled to PTO amounting to five (5) weeks per year.

3.8 Reimbursement of Professional Expenses. The Company shall reimburse, as incurred but in no event later than 2.5 months after the end of the calendar year in which they are incurred, professional fees incurred by Executive to obtain tax and financial planning advice, up to a maximum amount of fifteen thousand dollars ($15,000) annually.

ARTICLE 4

TERMINATION

4.1 Termination. This Agreement and Executive’s employment hereunder may be terminated by either party by providing the other party with written notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated (a “Notice of Termination”). The effective date of any such termination of this Agreement shall be: (i) if Executive’s employment is terminated by the Company for Disability, thirty (30) days after a Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); (ii) if Executive’s employment is terminated by the Company for Cause, by Executive for Good Reason or by Executive for Disability, the date on which the Notice of Termination is given, provided the applicable cure period has expired; or (iii) if Executive’s employment is terminated by Executive (other than for Good Reason or due to Disability) or by the Company for any reason other than Cause, thirty (30) days after the date on which the Notice of Termination is given, unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination; provided, however, that the Company shall have the option of making termination of the Agreement effective immediately upon notice, in which case, in addition to the payments otherwise required by this Agreement, Executive shall be paid his Base Salary through a notice period of thirty (30) days.

4.2 Effect of Termination.

4.2.1 Termination by Executive Without Good Reason or by the Company for Cause. In the event of termination by the Company for Cause, or if Executive terminates his employment without Good Reason, Executive shall be paid, within 30 days, (i) the Base Salary and Annual Bonus earned and payable through the effective date of such termination, together with any other compensation or benefits that have been earned or become payable as of the date of termination but have not yet been paid to Executive; (ii) for all PTO accrued but untaken through the effective date of such termination, up to a maximum of eight (8) weeks; and (iii) reimbursement of expenses incurred through the effective date of such termination (together, the “Accrued Obligations”).

4.2.2 Termination by the Company Without Cause or by Executive for Good Reason. If the Company terminates Executive’s employment without Cause, or if Executive terminates employment for Good Reason, or if the Company notifies Executive pursuant to Section 2.3 that the Term of this Agreement shall not be extended, Executive shall be entitled to receive the following.

4.2.2.1 If the termination occurs and there has been no Change in Control:

i. The Company shall pay Executive the Accrued Obligations;

ii. For a period of twenty-four (24) months following the effective date of Executive’s termination, the Company shall continue to pay Executive his Base Salary, payable according to the Company’s normal payroll practices, provided, however, that the payments for the first six months following Executive’s termination in excess of the lesser of (i) two times the Executive’s Base Salary, and (ii) $490,000 (or such greater amount as may then be permitted under Treasury Regulation 409A-1(b)(9)(iii)(A) or any successor thereto), shall be deferred, and shall not be paid, until the first day of the seventh month following Executive’s termination;

iii. If Executive elects to continue his group health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the premiums paid by Executive for Executive’s COBRA continuation coverage for a period of up to eighteen (18) months;

iv. The Company shall pay the premiums to continue basic life, supplemental life and disability insurance coverage maintained by Executive through the Company (or, if the terms of such plans do not permit coverage of former employees, the Company shall pay the premiums for insurance providing substantially the same coverage) for a period of eighteen (18) months following the effective date of Executive’s termination; and

v. All outstanding stock options and stock grants held by Executive at the effective date of Executive’s termination that would, by their terms, vest within twelve (12) months of the effective date of Executive’s termination shall become fully vested as of the effective date of Executive’s termination; notwithstanding the foregoing, any Shares that are unvested as of the effective date of Executive’s termination shall be forfeited.

4.2.2.2 If termination occurs within twenty-four (24) months following a Change in Control or if Executive is terminated and a Change in Control occurs within ninety (90) days following his termination:

i. the Company shall pay Executive the Accrued Obligations;

ii. As severance pay and in lieu of any further salary for periods subsequent to the effective date of Executive’s termination, the Company shall pay to Executive in a single payment within thirty days after termination an amount in cash equal to (i) two (2) times the higher of (A) Executive’s annual Base Salary at the rate in effect just prior to the time a Notice of Termination is given or (B) Executive’s annual Base Salary in effect immediately prior to the Change in Control, plus (ii) two (2) times the higher of (A) Executive’s target bonus for the year in which a Notice of Termination is given or (B) Executive’s target bonus for the year in which the Change in Control occurs;

iii. For a twenty-four (24) month period after the effective date of Executive’s termination, the Company shall arrange to provide Executive and Executive’s dependents with basic life, supplemental life, accident, medical and dental insurance benefits substantially similar to those Executive was receiving immediately prior to the Change in Control. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by Executive pursuant to this Subsection 4.2.2.2 to the extent that a similar benefit is actually received by Executive from a subsequent employer during such twenty-four (24) month period, and any such benefit actually received by Executive shall be reported to the Company; and

iv. Any and all outstanding stock options to purchase stock of the Company (or any successor) and stock grants held by Executive at the effective date of Executive’s termination shall become fully vested as of the effective date of Executive’s termination; notwithstanding the foregoing, any Shares that are unvested as of the effective date of Executive’s termination shall be forfeited. In the event that there is a Change in Control within 90 days after Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason and stock options or stock grants were terminated or forfeited to the Company upon Executive’s employment termination pursuant to their terms (because the Change in Control had not occurred at the time of employment termination), the Company shall pay Executive the value of the terminated or forfeited options or shares based on the per-share proceeds payable to the shareholders of the Company.

4.2.2.3 Except as specifically provided above, the amount of any payment provided for in this Subsection 4.2.2 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after the date of termination, or otherwise. Executive’s entitlements under this Subsection 4.2.2 are in addition to, and not in lieu of, any rights, benefits or entitlements Executive may have under the terms or provisions of any Plan. As a condition of receiving the compensation and benefits pursuant to this Subsection 4.2.2 at the time of termination Executive shall enter into and not revoke a release of all claims against the Company, substantially in the form attached hereto as Exhibit C.

4.2.3 Termination in the Event of Death or Disability. This Agreement and Executive’s employment shall terminate immediately in the event of Executive’s death and shall terminate at the time specified in Section 4.1 upon Executive’s Disability. Executive shall cooperate with the Board to provide information and submit to such examinations as the Board may find necessary to make a determination regarding Executive’s Disability.

4.2.3.1 In the event of Executive’s death, the Company shall pay the Accrued Obligations, plus an amount equal to eighteen (18) months of Base Salary at the rate in effect at the time of Executive’s death. Such amounts shall be paid (i) to the beneficiary or beneficiaries designated in writing to the Company by Executive; (ii) in the absence of such designation, to Executive’s surviving spouse; or (iii) if there is no surviving spouse, or such surviving spouse disclaims all or any part of such payment, then the full amount, or such disclaimed portion, shall be paid to the executor, administrator or other personal representative of Executive’s estate. The amount shall be paid as a lump sum as soon as practicable following the Company’s receipt of notice of Executive’s death, but in any event, not later than March 15 of the year following the year of Executive’s death.

4.2.3.2 In the event of termination due to Executive’s Disability, the Company shall pay to Executive within thirty days after such termination the Accrued Obligations, plus a lump sum equal to eighteen (18) months’ Base Salary at the rate in effect at the time of termination. Except as provided in this Agreement and any other plans maintained by the Company, no further payments shall be made by the Company to Executive.

4.2.3.3 In the event of termination due to Executive’s death or Disability, the Company shall arrange to provide Executive’s dependents, or in the case of Disability, Executive and Executive’s dependents, with basic life, supplemental life, accident, medical and dental insurance benefits substantially similar to those which Executive was receiving immediately prior to the effective date of Executive’s termination for an eighteen (18) month period after the effective date of Executive’s termination.

4.2.3.4 In the event of termination due to Executive’s death or Disability, any and all outstanding stock options to purchase stock of the Company (or any Successor) and stock grants held by Executive at the effective date of Executive’s termination that would, by their terms, vest within the eighteen (18) month period after the effective date of Executive’s termination shall become fully vested effective as of the effective date of Executive’s termination; notwithstanding the foregoing, any Shares that are unvested as of the effective date of Executive’s termination shall be forfeited.

4.3 Options and Restricted Stock. Any options or restricted stock awarded to Executive shall, in the event of a termination of Executive’s employment and except as provided above in this Article 4 or Section 3.3, be governed by the provisions of the applicable award agreement; provided that the accelerated vesting and stock option exercise provisions of this Article 4 or Section 3.3 shall, if triggered, control in the event of any inconsistency with any such agreement and the stock option or stock restriction plan and all related agreements. Notwithstanding anything herein to the contrary, upon the occurrence of a Change of Control all unvested restricted shares of Company stock held by Executive subject to performance-based vesting provisions shall hereby be amended to eliminate such performance-based vesting provisions and substitute time-based vesting provisions on the basis that such unvested shares shall vest ratably over the period commencing on the date of the Change of Control and ending on the last day of the measuring period to be used for determining whether the performance criteria would have been satisfied.

4.4 No Obligation of Executive to Mitigate. The amount of any payment provided for in this Article 4 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after the date of termination, or otherwise.

4.5 Entire Termination Payment. The compensation provided for in this Article 4 shall constitute Executive’s sole remedy for termination of this Agreement.

4.6 Resignation from the Board. Upon termination of Executive’s employment with the Company for any reason, Executive shall offer his resignation as a member of the Board and as an officer or director of any subsidiary or affiliate of the Company in which he holds such positions.

4.7 Section 280G Provision

4.7.1 Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment, distribution, transfer, benefit or other event with respect to the Company or a successor or direct or indirect subsidiary or affiliate of the Company (or any successor or affiliate of any of them, and including any benefit plan of any of them), arising in connection with an event described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code (the “Code”), occurring after the Effective Date, to or for the benefit of Executive or Executive’s dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Article 4) (each a “Payment” and collectively the “Payments”) is, was or will be subject to the excise tax imposed by Section 4999 of the Code and any successor provision or any comparable provision of state or local income tax law (collectively “Section 4999”), then Executive will receive the greater of (A) the Payments less any applicable excise tax or (B) the amount payable if the Company reduces the Payments (but not below zero) so that the maximum amount of the Payments shall be One Dollar ($1.00) less than the amount that would cause the Payments to be subject to the excise tax imposed by Section 4999. The Company shall reduce or eliminate the Payments by first reducing or eliminating any cash severance benefits, then reducing or eliminating any accelerated vesting of stock options, then reducing or eliminating any accelerated vesting of restricted stock, then reducing or eliminating any other remaining Payments. The preceding provisions of this Section 4.7.1 shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

4.7.2 The determination that a Payment is subject to an excise tax (and the amount of such tax) or a determination of the amount by which the Payments must be reduced to reduce the amount of Payments to One Dollar ($1.00) less than the amount that would cause the Payments to be subject to the excise tax imposed by Section 4999 (the “Reduction Amount”) shall be made in writing by a certified public accounting firm selected by Executive (the “Executive’s Accountant”). Such determination shall include the amount of any such excise tax, the Reduction Amount and detailed computations thereof, including any assumptions used in such computations (the written determination of Executive’s Accountant, hereinafter, the “Executive’s Determination”). The Executive’s Determination shall be reviewed on behalf of the Company by a certified public accounting firm selected by the Company (the “Company’s Accountant”). The Company shall notify Executive within thirty (30) business days after receipt of Executive’s Determination of any disagreement or dispute therewith. In the event of an objection by the Company to Executive’s Determination, any amount not in dispute shall be paid within thirty (30) days following the 30 business day period referred to herein, and with respect to the amount in dispute, the Company’s Accountant and Executive’s Accountant shall jointly select a third certified public accounting firm to resolve the dispute, and the decision of such third firm shall be final, binding and conclusive on the Company and Executive. In such a case, the third accounting firm’s findings shall be deemed the binding determination with respect to the portion of the Reduction Amount in dispute, obligating the Company to make any payment as a result thereof within thirty (30) days following the receipt of such third accounting firm’s determination. All fees and expenses of each of the accounting firms referred to in this Subsection 4.7.2 shall be borne solely by the Company.

ARTICLE 5

CONFIDENTIALITY/NONCOMPETITION/CONFLICT OF INTEREST

5.1 Proprietary Information. Executive shall keep confidential, except as the Company may otherwise consent in writing, and not disclose or make any use of except for the benefit of the Company, at any time either during or subsequent to his employment by the Company, any Proprietary Information that he may produce, obtain or otherwise acquire during the course of his employment. As used herein, “Proprietary Information” shall include any trade secrets, confidential information, knowledge, data or other information of the Company relating to products, processes, know-how, software designs, formulae, test procedures and results, customer lists, business plans, marketing plans and strategies, and pricing strategies or other subject matter pertaining to any business of the Company for any of its clients, customers, consultants, licensees or affiliates, which information is not in the public domain at the time of the alleged breach. In the event of the termination of Executive’s employment for any reason whatsoever, Executive shall promptly return all records, materials, equipment, drawings, software and the like pertaining to any Proprietary Information.

5.2 Covenant Not to Compete. Executive acknowledges that he will provide special skills, and acquire special information, regarding the activities of the Company. Executive agrees, therefore, that he will not, for a period of twenty-four (24) months from and after the date he ceases to be employed by the Company, join, control or participate in the ownership, management, operation or control of or be connected with or provide services in any manner to, any business that is in direct or indirect competition with the Company or any of the Company’s subsidiaries or affiliates or which is developing products or services that will be in direct or indirect competition with the Company or any of the Company’s subsidiaries or affiliates. Executive agrees that he shall be deemed to be “connected with” a business if such a business is carried on by a partnership in which he is a general or limited partner or employee of a corporation or association of which he is a shareholder, officer, director, employee, member, consultant or agent; provided that nothing herein shall prohibit the purchase or ownership by him of shares of less than five percent (5%) in a publicly or privately held corporation. The noncompetition restrictions of this Section are effective regardless of the reason for Executive’s termination of employment with the Company.

5.3 Consent to Injunction. Executive agrees that the Company will or would suffer an irreparable injury if Executive were to breach Section 5.1 or 5.2 of this Agreement, and that the Company would by reason of such breach be entitled to injunctive relief in a court of appropriate jurisdiction and Executive stipulates to the entering of such injunctive relief.

5.4 Severability. The parties intend that the covenants contained in Section 5.2 be deemed to be separate covenants as to each county and state, and that if in any judicial proceeding a court shall refuse to enforce all of the separate covenants included herein because, taken together, they cover too extensive a geographic area or because any one includes too large an area or because they are excessive as to duration, the parties intend that such covenants shall be reduced in scope to the extent required by law or, if necessary, eliminated from the provisions hereof, and that all of the remaining covenants hereof not so affected shall remain fully effective and enforceable.

5.5 Assignment of Inventions. As used in this Agreement, “inventions” shall include, but not be limited to, ideas, improvements, designs and discoveries. Executive hereby assigns and transfers to the Company his entire right, title and interest in and to all inventions whether or not conceived by Executive (whether made solely by Executive or jointly with others) during the period of his employment with the Company that relate in any manner to the actual or demonstrably anticipated business, work, or research and development of the Company or its subsidiaries, or result from or are suggested by any tasks assigned to Executive or any work performed by Executive for or on behalf of the Company or its subsidiaries. Executive agrees that all such inventions are the sole property of the Company.

5.6 Disclosure of Inventions, Patents. Executive agrees that in connection with any invention as defined in Section 5.5:

5.6.1 Executive will disclose such invention promptly in writing to the Board regardless of whether he believes the invention is protected by applicable state law, in order to permit the Company to claim rights to which it may be entitled under this Agreement. Such disclosure shall be received in confidence by the Company;

5.6.2 Executive will, at the Company’s request, promptly execute a written assignment of title to the Company for any invention required to be assigned by Section 5.5 (“assignable invention”) and Executive shall preserve any such assignable invention as confidential information of the Company;

5.6.3 Upon request, Executive agrees to assist the Company or its nominee (at its expense) during and at any time subsequent to his employment in every reasonable way to obtain for its own benefit patents and copyrights for such assignable inventions in any and all countries. Executive agrees to execute such papers and perform such lawful acts as the Company deems to be reasonably necessary to allow it to exercise all right, title and interest in such patents and copyrights; and

5.6.4 Executive agrees to submit a list of inventions made prior to his employment by the Company on Exhibit D attached hereto and incorporated by reference herein.

5.7 Execution of Documentation. In connection with Sections 5.5 and 5.6, Executive further agrees to execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all such assignments of inventions, patents and copyrights to be issued therefor as the Company may determine necessary or desirable for which to apply.

5.8 Third-Party Obligations. Executive acknowledges that the Company from time to time may have agreements with other persons or with the U.S. Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions.

5.9 Confidentiality or Noncompetition Obligations Owed to Others. Executive represents that his employment by the Company does not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to his employment with the Company, nor does it breach any restrictive covenant or noncompetition agreements. Executive will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. Executive agrees not to enter into any agreement, either written or oral, in conflict herewith.

5.10 Conflict of Interest. During Executive’s employment with the Company, Executive will engage in no activity or employment that may conflict with the interest of the Company without the prior written consent of the Company and will comply with the Company’s policies and guidelines pertaining to business conduct and ethics.

5.11 Survival of Obligations. The provisions of this Article 5 shall survive termination of this Agreement.

ARTICLE 6

GENERAL PROVISIONS

6.1 Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile and confirmed by return facsimile, or three (3) days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable address as set forth at the beginning of this Agreement. Either party may change its address, by notice to the other party given in the manner set forth in this Section 6.1.

6.2 Caption. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

6.3 Governing Law/Forum. The validity, construction and performance of this Agreement shall be governed by the laws of the state of Oregon. The exclusive forum for any disputes arising under this Agreement that are not subject to arbitration shall be the appropriate state or federal court located in Portland, Oregon.

6.4 Mediation. In case of any dispute arising under this Agreement that cannot be settled by reasonable discussion, the parties agree that, prior to commencing any arbitration proceeding as contemplated by Section 6.5, they will first engage the services of a professional mediator agreed on by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation. Each party shall bear one-half (1/2) of the mediator’s fees and expenses and shall pay all of its own attorneys’ fees and expenses related to the mediation.

6.5 Arbitration. Any dispute concerning the interpretation, construction, breach or enforcement of this Agreement or arising in any way from Executive’s employment with the

Company or termination of employment shall be submitted to final and binding arbitration. The arbitration is to be conducted before a single arbitrator in Portland, Oregon. The arbitration shall be conducted pursuant to the rules of the American Arbitration Association. Executive and the Company agree that, except for the Company’s right to ask a court for injunctive relief pursuant to Section 5.3, the procedures outlined in Sections 6.4 and 6.5 are the exclusive method of dispute resolution.

6.6 Attorneys’ Fees. If any action at law, in equity or by arbitration is taken to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, including fees and expenses on appeal. The Company shall pay attorneys’ fees of Executive related to the negotiation and execution of this Agreement in an amount not to exceed seven thousand five hundred dollars ($7,500).

6.7 Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. In no event shall Executive be entitled to receive severance benefits under more than one article of the Agreement. The severance benefits provided herein are in lieu of any other severance plan or provision offered by the Company.

6.8 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

6.9 Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns, and shall be binding on Executive, his administrators, executors, legatees and heirs. In that this Agreement is a personal services contract, it shall not be assigned by Executive.

6.10 Modification. This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.

6.11 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed on. This Agreement replaces and supersedes that certain Amended and Restated Executive Employment Agreement dated September 26, 2005, as amended and restated December 21, 2008.

6.12 Board Approval. This Agreement shall be subject to approval by the Board.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

GERALD PERKEL	PLANAR SYSTEMS, INC.

/s/ Gerald Perkel	By:	/s/ J. Michael Gullard
J. Michael Gullard
Chairman of the Board